Exhibit 4.2
Description of the Registrant’s Securities Registered Under Section 12 of the Securities Exchange Act of 1934
The following description is a summary of the material terms of the EPAM Systems, Inc. (referred to as “we,” “us,” and “our”) Fourth Amended and Restated Certificate of Incorporation (“Certificate”), Amended and Restated Bylaws (“Bylaws”), and applicable provisions of law. The summary is not complete and is subject to, and is qualified in its entirety by, express reference to the provisions of our Certificate and Bylaws, each of which is filed as an exhibit to, or incorporated by reference in, the Annual Report on Form 10‑K of which this Exhibit 4.2 is a part. Unless a different date is referenced elsewhere herein, this summary is effective as of the end of the period covered by the Annual Report on Form 10‑K with which this exhibit is filed or incorporated by reference.
General
Our authorized capital stock consists of 160,000,000 shares of common stock, par value $.001 per share, and 40,000,000 shares of preferred stock, par value $.001 per share. Our common stock is registered under Section 12 of the Securities Exchange Act of 1934.
Common Stock
The number of shares of common stock outstanding, the date that such number of shares were outstanding, and the stock exchange where our common stock is traded are set forth on the cover page of the Annual Report on Form 10‑K of which this Exhibit 4.2 is a part. The number of stockholders of record is set forth in “Part II., Item 5. Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities” of the Annual Report on Form 10‑K of which this Exhibit 4.2 is a part.
The holders of common stock are entitled to one vote per share on all matters which stockholders generally are entitled to vote, except on matters relating solely to terms of preferred stock. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.
In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.
The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.
Transfer Agent and Registrar
The name and address of our transfer agent and registrar for our common stock is Equiniti Trust Company, LLC, with headquarters at 28 Liberty Street, 53rd Floor, New York, NY 10005.
Preferred Stock
Our board of directors has the authority to issue preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.
The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock. As of the date of Annual Report on Form 10‑K of which this Exhibit 4.2 is a part, no shares of preferred stock are outstanding.
Election and Removal of Directors
Our board of directors consists of not less than three directors nor more than 11 directors, excluding any directors elected by holders of preferred stock pursuant to the resolution or resolutions adopted by the board pursuant to the issuance of preferred stock, if any. The exact number of directors will be fixed from time to time by resolution of the board. The directors are divided into classes, with the terms of the classes elected at the annual meetings of stockholders held in 2023, 2024 and 2025, respectively, expiring at the third annual meeting of stockholders held after the election of such class of directors; provided that such division shall terminate at the third annual meeting of stockholders held after the 2025 annual meeting of stockholders. Each director elected by the stockholders after the 2025 annual meeting of stockholders shall serve for a term expiring at the first annual meeting of stockholders next following the annual meeting at which such director was elected. All of the foregoing is subject to the rights of the holders of any one or more classes or series of preferred Stock to elect directors separately as a class. Each director shall hold office until such director’s successor shall have been duly elected and qualified or until such director’s earlier death, resignation or removal. Our Certificate and Bylaws do not provide for cumulative voting in the election of directors.
Limits on Written Consents
Any action required or permitted to be taken by the stockholders must be taken at a duly called annual or special meeting of stockholders and may not be taken by any consent in writing in lieu of a meeting of such stockholders.
Stockholder Meetings
Special meetings of the stockholders may be called at any time only by the board of directors acting pursuant to a resolution adopted by a majority of the whole board, subject to the rights of the holders of any series of preferred stock.
Amendments to Our Governing Documents
Any amendment of our Certificate requires approval by our board of directors and a majority vote of stockholders. Any amendment to our Bylaws requires the approval of either a majority of our board of directors or approval of a majority of the total voting power of all outstanding securities of the Corporation then entitled to vote generally in the election of directors, voting together as a single class.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our Bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors.
Limitation of Liability of Directors and Officers
Our Certificate provides that no director or officer will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director or officer, except as required by applicable Delaware law.
Our Certificate provides that, to the fullest extent permitted by Delaware law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director or officer. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.
Anti-takeover Effects of Some Provisions
Some provisions of our Certificate and Bylaws could make the following more difficult:
•acquisition of control of us by means of a proxy contest or otherwise, or
•removal of our incumbent officers and directors.
These provisions, as well as our ability to issue preferred stock, are designed to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection give us the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that the benefits of this increased protection outweigh the disadvantages of discouraging those proposals, because negotiation of those proposals could result in an improvement of their terms.

Delaware Business Combination Statute
We are not subject to Section 203 of the Delaware General Corporation Law (“DGCL”), which regulates corporate acquisitions. Our Certificate does however largely prevent an “interested stockholder,” which is defined generally as a person owning 15% or more of a corporation’s voting stock, or any affiliate or associate of that person, from engaging in a broad range of “business combinations” with the Corporation for three years after becoming an interested stockholder. Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Unless another exception applies, an interested stockholder may engage in a business combination under the following conditions:
•the board of directors of the Corporation had previously approved either the business combination or the transaction that resulted in the stockholder’s becoming an interested stockholder;
•upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, that person owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or
•following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the Corporation and holders of at least a majority of the outstanding voting stock not owned by the interested stockholder.
The restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the Corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the Corporation’s directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.
Our Certificate may make it more difficult for a person who would be an interested stockholder to effect various business combinations with the Corporation for a three-year period and also may have the effect of preventing changes in our management and could make it more difficult to accomplish transactions, which our stockholders may otherwise deem to be in their best interests.
Special Meeting of Stockholders
The Bylaws provide that a special meetings of the stockholders may be called for any purpose only by the board of directors, subject to the rights of the holders of any series of preferred stock.
Forum Selection Clause
Under our Certificate, the Court of Chancery of the State of Delaware is exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting that any director, officer or other employee breached his or her fiduciary duty owed to us or our stockholders; any action asserting a claim arising pursuant to any provision of the DGCL; or any action asserting a claim governed by Delaware’s internal affairs doctrine.